EXHIBIT 10.1

OPTION AGREEMENT

THIS AGREEMENT is dated for reference as of the 28th day of June, 2006.

AMONG:

JOURNEY RESOURCES CORPORATION, a company duly organized pursuant to the laws of the Province of British Columbia and having an office at #1208 - 808 Nelson Street, Vancouver, British Columbia, V6Z 2H2

(“Journey”, and collectively with Jazz, the “Optionors”)

OF THE FIRST PART

AND:

MINERALES JAZZ S.A. DE C.V., a corporation duly organized pursuant to the laws of Mexico and having an office at Avenida del Mar No. 1022 Oficina 5, Zona Costera, Mazatlan, Sin MEXICO 82149

(“Jazz”, and collectively with Journey, the “Optionors”)

OF THE SECOND PART

AND:

WITS BASIN PRECIOUS MINERALS INC., a company duly organized pursuant to the laws of the State of Minnesota and having an office at 900 IDS Center, 80 South 8th Street, Minneapolis, Minnesota, 55402

(the “Optionee”)

OF THE THIRD PART

WHEREAS:

(A) The Optionors are the recorded and beneficial owners of an undivided 100% interest in and to certain mineral concessions situated in Guerrero State, Mexico to be known as the Vianey Mine Concession, as detailed in the specific description of the mineral concessions in Schedule “A” attached hereto (herein called the “Property”); and

(B) The Optionors have agreed to grant an exclusive option to the Optionee to acquire up to a 50% undivided interest in and to the Property by paying certain consideration and by incurring certain exploration Expenditures on the Property upon the terms and conditions herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the parties agree as follows:

PART 1

DEFINITIONS

1.1 In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(a) “Area of Common Interest” means, subject to Part 15, the area included within two (2) kilometres of the boundaries of the Property, but excluding any third party mineral claims in existence as of the Effective Date;

(b) “Effective Date” means the date first above written;

(c) “Expenditures” means all direct or indirect costs and expenses incurred by the Optionee in respect of prospecting and exploring the Property after the date of this Agreement pursuant to §2.2 hereof. The certificate of the Controller or other financial officer of the Optionee, together with a statement of Expenditures in reasonable detail shall be prima facie evidence of such Expenditures;

(d) “Force Majeure” has the meaning set forth in Part 11;

(e) “Joint Venture” means the joint venture to be formed between the Optionors and the Optionee in respect of the Property upon exercise of the Option and which is more particularly described in Part 6;

(f) “Joint Venture Agreement” means the Joint Venture Agreement containing, but not limited to, terms and conditions as set out in Part 6 to be entered into between the Optionee and the Optionors if the Optionee exercises this Option;

(g) “Option” means the exclusive right herein granted by the Optionors to the Optionee to permit the Optionee to acquire up to a 50% undivided interest in and to the Property;

(h) “Option Period” means the period from the Effective Date to and including the earliest of:

(i) the date of exercise of the Option, or

(ii) the termination hereof pursuant to Part 14;

(i) “Property” means the mineral concessions described in Schedule “A” (the “Property”) as they may be augmented pursuant to Part 15 (such augmenting claims or interests being referred to herein as the “Additional Property” and included as part of the Property), and all mining leases and other mining interests derived from any such claims, and a reference herein to a mineral claim comprised in the Property includes any mineral leases or other interests into which such mineral claim may have been converted and Property includes all Property Rights;

(j) “Property Rights” means all licenses, permits, easements, rights-of-way, surface or water rights and other rights, approvals obtained by either of the parties either before or after the date of this Agreement and necessary or desirable for the development of the Property, or for the purpose of placing the Property into production or continuing production;

(k) “Registrable Securities” means the Shares, and all shares of common stock issued or issuable in respect of the Shares by virtue of any stock split, stock dividend, recapitalization or similar event, excluding Shares which have been (a) registered under the Securities Act of 1933 (the “Securities Act”) pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them or (b) publicly sold pursuant to Rule 144 promulgated under the Securities Act;

(l) “SEC” means the United States Securities and Exchange Commission; and

(m) “Shares” means theshares of common shares in the capitalstock of the Optionee which are issuable by the Optionee under this Agreement;

PART 2

GRANT AND EXERCISE OF OPTION

2.1 Subject to the terms of this Agreement, the Optionors hereby grant to the Optionee the sole and exclusive right and option (the “Option”) to acquire up to a 50% interest in and to the Property, such 50% interest to be free and clear of all liens, charges, encumbrances, security interests and adverse claims arising from or through the Optionors, and subject to the laws applicable to the Property.

2.2 In order to exercise the Option, the Optionee must:

(a)	issue 500,000 Shares to Journey on or before June 30, 2006;

(b)
on or before December 31, 2006, incur  Expenditures in the aggregate amount of USD$500,000 pursuant to a work program commenced and operated by the Optionors, as outlined in the Blakestead Technical Report dated October 18, 2004 and revised March 10, 2005;

(c)	on or before January 15, 2007, issue an additional 500,000 Shares to Journey; and

(d)	on or before September 30, 2007, incur additional Expenditures in the aggregate amount of USD$500,000 pursuant to a secondary work program commenced and operated by the Optionors, as recommended by the Optionors’ consultants.

All Shares of the Optionee issuable to Journey hereunder, shall have piggy back rights and shall be the subject of a registration statement with the SEC, within sixty (60) days of the issuance of such Shares, or within such time as is reasonably practical and mutually agreed.

PART 3

VESTING OF INTEREST

3.1 Upon complying with all of the requirements set forth in §2.2, the Optionee will immediately be vested in and be deemed to legally and beneficially own a 50% interest in the Property, and a Joint Venture between the Optionors and the Optionee will be deemed to have been formed with terms and conditions of a Joint Venture Agreement to be negotiated in good faith upon terms and conditions as described in Part 6.

3.2 Upon the Optionee satisfying only the obligations set forth in §2.2(a) and§2.2(b) above, the Optionee will immediately be vested in and be deemed to legally and beneficially own a 25% interest in the Property, and a Joint Venture between the Optionors and the Optionee will be deemed to have been formed with terms and conditions of a Joint Venture Agreement to be negotiated in good faith upon terms and conditions as described in Part 6.

PART 4

TITLE TRANSFER

4.1 Upon the Optionee exercising the Option by satisfying all of the requirements set forth in §2.2, the Optionors shall execute such documentation as the Optionee may prepare and reasonably request be executed under the laws of Mexico to record to the extent possible, the respective interests of each of the parties in the Property.

4.2 Upon the Optionee satisfying the obligations set forth in §2.2(a) and §2.2(b), the Optionors shall execute such documentation as the Optionee may prepare and reasonably request be executed under the laws of Mexico to record to the extent possible, the respective interests of each of the parties in the Property.

PART 5

OPERATOR’S FEE

5.1 The Optionors in their capacity as operators of the work programs during the Option Period, to be conducted pursuant to §2.2, may charge a fee equal to ten percent (10%) of Expenditures.

5.2  Such operator fee shall cover all of the Optionors’ home office overhead costs and all general and administrative expenses including telephone, faxes, and direct management salaries and wages.

PART 6

FORMATION OF JOINT VENTURE

6.1  If the Optionee satisfies all of the obligations set forth in §2.2, the Optionors and Optionee (each a “Participant”) shall be deemed to have formed a Joint Venture for the purpose of carrying out further exploration, development and production work on the Property, and shall negotiate in good faith the comprehensive terms of a Joint Venture Agreement, which shall include but not be limited to the general terms contained in this Part 6.

6.2 The project shall be run on a 50%/50% basis or a 75%/25% basis (“Participating Interest”), whichever is applicable in accordance with the terms hereunder, with both Participants contributing to all costs in operating the Joint Venture in proportion to its percentage of undivided Participating Interest. The aggregate amount of Expenditures on the project at the point of execution of the Joint Venture Agreement will be deemed to be the current value of the project (the “PV”). The PV will be updated each time an additional expenditure is made.

(a) if, at the time of formation of the Joint Venture, the Optionee has satisfied only those obligations set forth in §2.2(a) and §2.2(b), the Participants shall have the following initial Participating Interests in the Joint Venture:

Party	Participating Interest	Deemed Exploration Expenditures
Optionee	25%	25% of PV
Optionors	75%	75% of PV

(b) if, at the time of formation of the Joint Venture, the Optionee has satisfied all of the requirements set forth in §2.2, the Participants shall have the following initial Participating Interests in the Joint Venture:

Party	Participating Interest	Deemed Exploration Expenditures
Optionee	50%	50% of PV
Optionors	50%	50% of PV

6.3  Direction of the Joint Venture, including all operations on and in connection with the Property, shall be managed by the management committee (the “Management Committee”) comprised of one representative of the Optionors and one representative of the Optionee. All decisions of the Management Committee shall be made by simple majority of the votes cast. The representative of a Participant in the Management Committee shall have such number of votes as equals such party’s Participating Interest at the time of the vote. The party with the most Interest in the project shall have the deciding vote. In the case where the parties have an equal interest, the representative of the Operator shall have the deciding vote. The party with the deciding vote is the “Manager” and “Operator”.

6.4  A Management Committee meeting must be held quarterly with at least one representative from each of the Optionors and Optionee present at the meeting to form a quorum. The Operator shall present a project update and budget at each quarterly. Meetings may be held in person or by telephone.

6.5  A management fee shall be paid based on a percentage of Expenditures, as follows:

(a)	to Optionors during the Option Period: 10%;

(b)	to Manager after Joint Venture formation: 5% for all qualified exploration expenditures incurred; and

(c)	to Manager after full feasibility report accepted: 5% for all qualified expenditures during construction, development and operations of the mine.

The management fee shall cover all Manager’s office overhead costs and all general and administrative expenses including telephone, faxes, and direct management salaries and wages.

6.6 The Optionors, until the Joint Venture Agreement is entered into, and the Manager after the Joint Venture Agreement is entered into may, at its discretion from time to time, invite the non-managing party to contribute to the agreed upon budget and participate in the then current work program. When this occurs, the non-managing party will invoice the Manager for the additional contributed amounts and no management fee will be applied to these funds.

6.7 Funding of the project will be as follows:

(a)	each party will contribute to all costs in proportion to its percentage of undivided Property interest (“Interest”) from time to time as determined by the Management Committee;

(b)
each Participant will have fifteen (15) days from the Management Committee’s approval date of each quarterly budget to elect to fund their respective share of the estimated capital costs or exploration costs. 50% of these funds must be provided prior to the expenditure commitment. The other 50% shall be provided once the Manager gives evidence of the expenditure;

(c)	if either Participant elects not to contribute their share of the capital costs or exploration costs of the project, then the other Participant has the right to contribute to the non-contributing Participant’s share of capital costs or exploration costs to the project resulting in a diluted ownership Interest of the non-contributing Participant, using the capital costs or exploration costs of the project as the denominator for dilution calculation purposes;

(d)	if the non-contributing Participant first elected to contribute their share of capital costs or exploration costs to the project and fails to do so for whatever reason, then this Participant is considered to be delinquent. In this case, an accelerated dilution formula will apply by using 50% of the capital costs or exploration costs of the feasibility study as the denominator for dilution calculation purposes;

(e)	if at any time either Participant’s working Interest in the project is reduced below 10%, then their interest will automatically convert to a 5% net project interest (the “NPI”); and

(f)	the Operator shall be entitled to include in each budget, in addition to the amounts to be actually expended, the reasonably estimated cost of satisfying continuing obligations relating to environmental protection, rehabilitation, reclamation and de-commissioning.

6.7 The Property shall be registered in the name of each Participant with each Participant’s Interest noted in such registration, or as required under Mexican law.

6.8  The Joint Venture Agreement will supersede this Agreement, provided that the provisions of Part 9, as well as all rights and liabilities of each party in existence on the date on which the Joint Venture Agreement is entered into, shall continue thereafter.

6.9  In the event the parties are unable to negotiate the terms of the Joint Venture Agreement, the parties agree to refer the determination of the terms of such Agreement not agreed upon to binding arbitration as contemplated by Part 13.

PART 7

ASSIGNMENT OF OPTION

7.1 Subject to §7.2, each party shall have the right to assign, transfer, convey or otherwise dispose of all or part of its rights and interests in this Agreement, provided that as a condition precedent to such assignment, (i) the assignee shall execute a counterpart of this Agreement and thereby agree to be bound by the contractual terms hereof in the same manner and to the same extent as though a party hereto in the first instance; (ii) the assignor shall not be relieved or discharged of any of its obligations or liabilities hereunder and the other parties may continue to look to it for the performance thereof, and (iii) the assignor will subject any further assignment, transfer, conveyance or disposition of its rights and interests in this Agreement to the restrictions set out in this §7.1.

7.2 If the Optionee wishes to assign, transfer, convey or otherwise dispose of all or part of its rights and interests in this Agreement pursuant to §7.1, it may do so only with the consent of the Optionors, such consent not to be unreasonably withheld.

PART 8

RIGHT OF ENTRY

8.1 Throughout the Option Period, the Directors and Officers of the Optionors and its servants, agents and independent contractors, will have the sole and exclusive right in respect of the Property to:

(a)	enter thereon;

(b)	have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Optionors in their sole discretion may determine advisable;

(d)	bring upon and erect upon the Property buildings, plant, machinery and equipment as the Optionors may deem advisable; and

(e)	remove therefrom and dispose of reasonable quantities of ores, mineral and metals for the purpose of obtaining assays or making other tests.

PART 9

OBLIGATIONS OF THE PARTIES DURING OPTION PERIOD

9.1 During the Option Period the Optionors will:

(a)
maintain the Property in good standing by the doing of the performance of all actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionors’ activities thereon except those at the time contested in good faith by the Optionors,remove therefrom and dispose of reasonable quantities of ores, mineral and metals for the purpose of obtaining assays or making other tests.

(b)	permit the directors, officers, employees and designated consultants of the Optionee, at their own risk, access to the Property at all reasonable times, and providing the Optionee agrees to indemnify the Optionors against and to save the Optionors harmless from all costs, claims, liabilities and expenses that may be incurred or suffered as a result of any injury (including injury causing death) to the Optionee and their respective employees or designated consultants while on the Property;

(c)	while exploration and development is carried out, furnish the Optionee with quarterly progress reports and with a final report within ninety (90) days following the conclusion of each work program which will be deemed to occur upon the verification of final assays. The final report shall show the exploration and development performed and the results obtained and shall be accompanied by a statement of costs and copies of pertinent plans, assay maps, drill records and other factual engineering data. All information and data concerning or derived from the exploration and development shall be kept confidential except as permitted under this Agreement;

(d)	deliver to the Optionors on or before six (6) months after each anniversary hereof, a report (including up-to-date maps if there are any) describing the results of work done in the last completed expenditure year, together with reasonable details of Expenditures made,

(e)	do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority and file for all available assessment credits, and

(f)	indemnify and save the Optionee harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionors’ activities on the Property.

9.2	During the Option Period the Optionee will:

(a)	Fulfill the payment and expenditure requirements as set forth in §2.2 in a timely manner and within the time period prescribed; and

(b)	indemnify the Optionors against and save the Optionors harmless from any and all costs, claims, liabilities and expenses that may be incurred or suffered as a result of any injury (including injury causing death) to the Optionee and its directors, officers, respective employees or designated consultants while on the Property.

PART 10

REPRESENTATIONS AND WARRANTIES

10.1 The Optionors jointly and severally represent and warrant to the Optionee that:

(a)	the Optionors have not entered into and are not aware of any other agreements in respect of the Property;

(b)
the mineral interests comprised in the Property have, to the best of the Optionors’ knowledge been duly and validly staked, recorded and issued pursuant to all applicable laws and regulations in Mexico and to the best of its knowledge are in good standing;

(c)
all rentals, taxes, duties, royalties, assessments, charges or fees and other assessments and levies pertaining to the Property and required to be paid by law or regulation have been fully paid as of the Effective Date;

(d)
there are not any suits, actions, prosecutions, investigations or proceedings, actual, pending or threatened, against or affecting the Optionors that relate to or has an adverse effect on the Property;

(e)
any and all previous work conducted on the Property was conducted in accordance with all applicable environmental laws, orders and rulings, and there are no outstanding assessments or liabilities relating to past work conducted on the Property which are now, or in the future may be, payable by any party;

(f)	each of the Optionors has full power and absolute authority to grant to the Optionee the rights provided in this Agreement;

(g)	they have obtained all necessary corporate authorization for the execution of this Agreement and the performance of this Agreement by them; and

(h)	this Agreement constitutes a legal, valid and binding obligation of each of the Optionors; and

(i)	the Optionors have all necessary permits and authorizations under applicable law to carry on operations.

10.2 The Optionee represents and warrants to the Optionors that:

(a)
the execution and delivery of this Agreement and the exercise by the Optionee of the rights granted to it under this Agreement will not conflict with or result in a breach of or default under any agreement or other instrument of obligation to which the Optionee is a party or by which it may be bound;

(b)	it has obtained all necessary corporate authorization for the execution of this Agreement; and

(c)	this Agreement constitutes a legal, valid and binding obligation of the Optionee.

10.3 The representations and warranties contained in §10.1 are provided for the exclusive benefit of the Optionee and a breach of any one or more of them may be waived by the Optionee in writing in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

10.4 The representations and warranties contained in §10.2 are provided for the exclusive benefit of the Optionors and a breach of any one or more of them may be waived by each of the Optionors in whole or in part at any time without prejudice to their rights in respect of any other breach of the same or any other representation or warranty.

PART 11

FORCE MAJEURE

11.1 If the Optionee is at any time either during the Option Period prevented or delayed in complying with the Expenditure requirement provisions of this Agreement in §2.2 by reason of strikes, walk-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Optionee (and for greater certainty excluding factors related to a lack of funding), the time limited for the performance by the Optionee of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay, provided however that nothing herein will discharge the Optionee from its obligation to timely pay the share consideration under §2.2(a) or §2.2(c).

11.2 The Optionee will within seven (7) days of a force majeure event as set forth in §11.1 give notice to the Optionors of such event and upon cessation of such event will furnish the Optionors with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

PART 12

CONFIDENTIALITY

12.1 Subject to §12.2 all information received or obtained by the Optionee or the Optionors hereunder or pursuant hereto shall be kept confidential and no part thereof may be disclosed or published without the prior written consent of the other except such information as may be required to be disclosed or published by law or regulation; provided that either party may disclose information to any person or persons with whom it proposes to contract pursuant to Part 7 and have agreed to hold the same in confidence, it being agreed that prior to such disclosure, the non-disclosing party shall receive notice thereof and a copy of the confidentiality agreement executed by the person or persons with whom the disclosing party proposes to contract pursuant to Part 7.

12.2 Confidential information shall not include the following:

(a) information that, at the time of disclosure, is in the public domain;

(b) information that, after disclosure, is published or otherwise becomes part of the public domain through no fault of the recipient;

(c) information that the recipient can show already was in the possession of the recipient at the time of disclosure; or

(d) information that the recipient can show was received by it after the time of disclosure, from a third party who was under no obligation of confidence to the disclosing party at the time of disclosure.

12.3 Except as required by law or regulatory authority, neither party shall make any public announcements or statements concerning this Agreement or the Property without the prior approval of the other, not to be unreasonably withheld.

12.4 The text of any public announcements or statements including news releases which a party intends to make pursuant to the exception in §12.3 shall be made available to the other party not less than twenty-four (24) hours prior to publication and the disclosing party shall limit or amend such disclosure as may be requested by the non-disclosing parties to the extent such limitation or amendment allows the disclosing party to meet its legal obligations. If either of the Optionors or their affiliates (including parent corporations) are identified in such public announcement or statement it shall not be released without the consent of the relevant Optionor in writing. Neither party may issue a release containing a factual error identified by the other party.

PART 13

ARBITRATION

13.1 All questions or matters in dispute with respect to the interpretation of this Agreement will, insofar as lawfully possible, be submitted to arbitration pursuant to the terms hereof using “final offer” arbitration procedures.

13.2 It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration will have given not less than ten (10) days’ prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.

13.3 On the expiration of such ten (10) day period, the party who gave such notice may proceed to commence procedure in furtherance of arbitration as provided in this Part 13.

13.4 The party desiring arbitration (“First Party”) will nominate in writing three (3) proposed arbitrators, and will notify the other party (“Second Party”) of such nominees, and the other party will, within ten (10) days after receiving such notice, either choose one (1) of the three (3) or recommend three (3) nominees of its own. All nominees of either party must hold accreditation as either a lawyer, accountant or mining engineer with a minimum of ten (10) years’ experience in their given profession. If the First Party fails to choose one of the Second Party’s nominees, then all six (6) names shall be placed into a hat and one name shall be randomly chosen by the president of the First Party and that person, if he/she is prepared to act, shall be the nominee. Except as specifically otherwise provided in this Part 13, the arbitration herein provided for will be conducted in accordance with the Commercial Arbitration Act (British Columbia). The parties shall thereupon each be obligated to proffer to the arbitrator within twenty-one (21) days of his/her appointment a proposed written solution to the dispute and the arbitrator shall within ten (10) days of receiving such proposals choose one of them without altering it except with the consent of both parties.

13.5 The expense of the arbitration will be paid as specified in the award.

13.6 The parties agree that the award of the arbitrator will be final and binding upon each of them.

PART 14

DEFAULT AND TERMINATION

14.1 The Optionors may terminate this Agreement in the event of a material breach of any term or condition of this Agreement by the Optionee, which material breach is not corrected within thirty (30) days of the receipt by the Optionee of written notice which describes such breach in reasonable detail.

14.2 If this Agreement is terminated, the Optionee shall:

(a)	forthwith discharge all amounts due and owing to Optionors and third parties in connection with the Operations;

(b)	within 180 days deliver to the Optionors copies of all reports, maps, plans, photographs and drill logs of the Optionee relating to the Property, provided that the Optionee does not make any representation or warranty concerning the accuracy or completeness thereof; and

(c)	within the said 180 days remove from the Property any machinery, buildings, structures, facilities, equipment and all other Property of every nature and description erected, placed or situated thereon by the Optionee; any Property not so removed at the end of the 180 day period shall, at the written option of the Optionors delivered to the Optionee, become the Property of the Optionors.

14.3 If the Optionee is prevented from or delayed in performing its obligations in §14.2(b)or §14.2(c) by a force majeure event as set forth in §11.1, the relevant period of 180 days referred to therein shall be extended by the period of the force majeure event.

PART 15

AREA OF COMMON INTEREST

15.1 There shall exist an area of common interest within the area included within two (2) kilometres of the boundaries of the Property (as detailed in the specific description of the mineral concessions attached hereto as Schedule “A”), but excluding any third party mineral claims existing as of the Effective Date. If either party (or permitted assignee hereof) acquires any mineral rights within such area by staking or by the granting of such additional prospecting permits, they shall, at the election of the other party (made by it within twenty (20) days of written notice), be made part of the Property for all purposes and may be referred to as Additional Property.

PART 16

REGISTRATION RIGHTS

16.1 Subject to the terms, conditions and limitations set forth herein, following the date that the Optionee is required to make an issuance of Shares under this Agreement (an “Issuance Date”), the Optionee will use commercially reasonable efforts to file one or more registration statements with the SEC in the appropriate form (each a “Resale Registration Statement”) within sixty (60) days following such Issuance Date (a “Filing Date”) to allow the resale of the Registrable Securities under the Securities Act, and use its commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC as soon as practicable following the Filing Date and, in any event, prior to the date which is 180 days after each applicable Issuance Date.

16.2 If, following an Issuance Date, the Optionee shall determine to prepare and file with the SEC a registration statement relating to an offering of common stock for its own account under the Securities Act (an “Optionee Registration Statement”), then the Optionee shall send to the Optionors written notice, at least twenty (20) business days prior to the filing of such registration statement, of such determination and that all or part of such Registrable Securities then held by the Optionors may be included in such registration statement at the Optionors’ request. And if, within fifteen (15) business days after delivery of such notice, the Optionors shall so request in writing, the Optionee shall include in such registration statement the resale of the Registrable Securities requested by the Optionors to be so included. Such written notice shall state the intended method of disposition of the Registrable Securities by the Optionors.

PART 17

NOTICES

17.1 Each notice, demand or other communication required or permitted to be given under this Agreement (“Notice”) to the Optionors or the Optionee by the other shall be in writing and will be sent by personal delivery, fax or prepaid registered mail to the addresses of the parties as follows:

(a)	if to the Optionors:

#1208 - 808 Nelson Street

Vancouver, British Columbia V6Z 2H2

Facsimile: [(604) 633-2462]

Attention: [Jack Bal]

(b)	if to the Optionee:

900 IDS Center, 80 South 8th Street

Minneapolis, Minnesota, USA 55402

Facsimile: [(612) 395-5276]

Attention: [H. Vance White]

17.2 The date of receipt of such Notice will be the date of delivery or fax thereof if delivered or faxed during business hours, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the Notice is actually received by the addressee.

17.3 Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which Notices will be given to it thereafter until further change.

PART 18

GENERAL

18.1 This Agreement is subject to the approval of the Board of Directors of each of the Optionors and the Optionee, and acceptance of the TSX Venture Exchange if required.

18.2 This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

18.3 No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

18.4 The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

18.5 This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns, subject to the conditions hereof.

18.6 This Agreement will be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

18.7 All sums of money referred to herein are expressed in United States currency.

18.8 The headings appearing in this Agreement are for general information and reference only and this Agreement will not be construed by reference to such headings.

18.9 In interpreting this Agreement and Schedule “A” hereto attached, where the context so requires, the singular will include the plural, and the masculine will include the feminine, the neuter, and vice versa.

18.10 Nothing herein will constitute or be taken to constitute the parties as partners or create any fiduciary relationship between them.

18.11 No modification, alteration or waiver of the terms herein contained will be binding unless the same is in writing, dated subsequently hereto, and fully executed by the parties.

18.12 This Agreement may be executed in counterpart and by facsimile.

IN WITNESS WHEREOF this Agreement has been executed on behalf of the Optionors and the Optionee by their duly authorized officers on the 28th day of June, 2006.

WITS BASIN PRECIOUS MINERALS INC.

Per: /s/ H. Vance White
Authorized Signatory

JOURNEY RESOURCES CORPORATION

Per: /s/ Jack Bal
Authorized Signatory

MINERALES JAZZ S.A. DE C.V.

Per: /s/ Jack Bal
Authorized Signatory

SCHEDULE “A”

Mineral Concessions Comprising The Property

The Vianey Mine Concession located in Guerrero State, Mexico.

The concession constitutes 5,022 contiguous hectares(1), centered on UTM coordinates 431,330m E, 1,987,020m N (WGS 84, Zone 14), or -99.6485 degrees E, 17.9704 degrees N. The property is held under Exploitation concession (Number 164151, Exp. No. 5929, issued March 5, 1979).

Minerales Jazz S.A. de C.V. (a wholly owned subsidiary of Journey Resources Corporation) acquired 100% interest in the property from Minera LMX, Minera Chilpancingo, S.A. de C.V. and the underlying owner, Mr. Jorge Briones de Garcia, in 2004.

(1) Amended to include the additionally held claims in the area of interest, notwithstanding that they may be held at this time under the name of a third party. Such additional claims are currently in the process of being transferred into the name of Minerales Jazz S.A. de C.V.